Exhibit 99.1

CHINA BAK BATTERY, INC.

THIRD QUARTER 2006 RESULTS CONFERENCE CALL

August 23, 2006

10:00 a.m. EDT

Coordinator	Good day, ladies and gentlemen. Welcome to the China BAK Battery Third Quarter 2006 Results call. My name is Annie and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question and answer session towards the end of the conference. I would now like to turn the presentation over to your host for today’s call, Ms. Elaine Burns with CCG Elite. Please proceed ma’am. You may now proceed.

E. Burns	Thank you, operator. Good morning, everyone. Thank you for joining us on China BAK Battery’s Third Quarter 2006 conference call. During today’s call, we will provide details on the company’s third quarter earnings, as well as provide a corporate update about recent activities. Today’s call will be limited to one hour.

With me today on the call is Jim Groh, the company’s U.S.-based representative. Also participating on the call are China BAK’s President and CEO, Mr. Li; Chief Financial Officer, Mr. Han and Chief Operating Officer and Chief Technology Officer, Dr. Henry Mao, all of whom will be available to answer questions during the Q&A session.

Our agenda for today is as follows: Jim Groh will make some opening remarks about the company’s financial results and discuss current trends and future opportunities in the industry. He will also report on the detailed financial results. Then Jim will make some concluding remarks about China BAK’s business outlook and review guidance for the fourth quarter of 2006. Finally, we’ll open the call to your questions.

Before we get started, I’d like to remind our listeners that our comments today will contain forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and verbal disclosures are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the anticipated results.

These types of statements and underlying factors are listed in filings with the Securities and Exchange Commission, as well as our news release that was distributed yesterday. Our statements on this call are made of today, August 23, 2006 and the company undertakes no obligations to update any of the forward-looking statements contained herein whether as a result of new information, future events, changes in expectations or otherwise. With that said, it’s my pleasure to turn the call over to Mr. Jim Groh. Jim?

J. Groh	Thanks, Elaine. Welcome to everyone. Good morning to all of you in the United States and good evening to all of you joining us from China. I’d like to begin by commenting briefly on the recent change in China BAK’s independent public accounting firm to KPMG and the subsequent restatement of our financial results.

Earlier this year, we determined that it was in the best interest of our investors to use a “big four” firm as our independent public accounting firm. After interviewing several firms, we selected KPMG. As discussed in the 8-K and press release issued on August 4th, the board of directors, in conjunction with KPMG, determined that it was necessary to restate our previously reported financial results for the fiscal years ended September 30, 2003, 2004 and 2005 to correct errors related to the proper capitalization of interest expenses as well as other items.

I join the board when commenting that ineffective disclosure controls and procedures and material weaknesses in our internal control over financial reporting are unacceptable to us. We are currently taking measures to remedy the material weaknesses, which primarily relate to disclosure and presentation of financial information in accordance with U.S. GAAP.

However, we are pleased to note that the restatement resulted in an improvement to our net income in 2004 and 2005 of approximately one million dollars for each year, an increase in shareholders’ equity in 2004 by approximately one million dollars and an increase in shareholders’ equity in 2005 by approximately $2 million.

Moving on to our quarterly results. Those of you familiar with China BAK know that our third quarter results were not what we had hoped or expected when we entered the quarter. In late July, we issued a press release updating our business outlook. At that time, we believed that revenues would be down about 15% from the second quarter. Our actual revenues for the second quarter came in at $33.4 million, which was down about 12.5% lower than Q2.

This was due to a decline in what historically has been BAK’s primary market; that is the sales of cell phone battery cells to replacement battery manufacturers. During the quarter, our overall sales of aluminum steel-cased cells, that is the cells for the mobile phone application, declined by about $10 million sequentially from the previous quarter.

Hindsight always being 20/20, we conducted a detailed postmortem on the quarter. Historically, BAK had always found itself with more potential demand than we had the manufacturing capacity to serve. So in previous years, we only felt a very minor impact from a seasonal slowdown that occurs in our businesses between April and July. In 2006, we entered the quarter with ample capacity of 22 million per month and therefore, felt the full impact of this year’s seasonal decline in demand.

I’d like to point out that we did not lose any customers and we did not experience any work stoppages or suspension of production from quality issues. We do not believe that we lost any market share. Our customers simply sold less due to a general seasonal slowdown and in turn, they ordered less from us.

Another reason behind the drop in demand is that we believe that our customers reduced their inventories over the past few months. In the past our capacity and therefore our flexibility to ship additional orders or to react to emergency shipments was extremely limited. This was due to our limited capacity. We believe that our customers, therefore, protected themselves by maintaining a safety stock of our products in their inventory.

As we have brought on additional capacity and demonstrated our ability to react to new orders including emergency orders from our ample finished good inventories, our customers have become comfortable with our ability to meet all of their needs on a timely basis, even if they ask for an emergency shipment. The logical stuff for our customers was to reduce their safety stock inventories. Although we don’t have hard evidence in terms of channel inventory data, this is a common phenomenon we’ve observed in many other industries.

In July, we’ve seen a solid up tick in revenues from the steel and aluminum case cells and expect this increase to be maintained during the quarter. We believe that the long-term fundamentals for this market remain strong and that our addressable market will experience substantial growth over the next several years.

The effect of this year’s seasonality certainly caught us somewhat by surprise because of a lack of forward visibility in revenues associated with the ship-from-stock nature of our order fulfillment process in the replacement market. Our lead times are very short. Typically, the time from order to shipment from our finished goods inventory is only a few days. In the case of an expedited order, it can be shipped in a few hours from receipt to dispatch. We expect our visibility to improve as more of our business comes from OEM customers and we operate from more of an order backlog.

From a cost perspective, the reduced shipments of steel and aluminum case cells and battery packs hurt our ability to absorb the fixed costs associated with our manufacturing infrastructure. Those of you familiar with manufacturing know that in the short-term, all costs are fixed. We simply had too much infrastructure and resources in place for the volume in the quarter.

Also, as we have announced, we have some new production lines that we brought on board, some of which are for new or improved products. Sales through these production lines are just beginning to ramp up, the result being low utilization of these new manufacturing resources. The result of both of these factors was a decline in gross margin percentages as compared to the previous quarter.

As a company that prides itself on low-cost production and cost control, this certainly was a disappointment to us. However, it is the type of operating problem that a rapidly growing manufacturer will encounter from time to time. Looking at the bigger picture, we believe that our newer products will enhance our profitability in the medium term, particularly as we increase manufacturing resource utilization. Also as our business mix changes to a greater percentage of OEM, we believe that we’ll have better visibility in our business, which will help us to plan our manufacturing resources better.

Offsetting the declines in steel and aluminum case cells and batter packs was a strong showing in some of our other businesses. We had a significant increase in the sales of high-power lithium phosphate cells, which increased almost 200% from the second quarter of fiscal 2006 and in the third quarter, compromised 22.3% of our total revenues. This increase was due to our arrangement with A123 Systems, who is now our largest customer.

During the quarter, we continued our ramp up of the high-powered 36-volt lithium phosphate batteries under the agreement. The 36-volt batteries utilize a new nano lithium phosphate technology based on patented technology developed at MIT. A123 Systems is the exclusive licensor of this technology and the batteries that are produced are used in power tools. The first commercial application for these batteries is for a line of power tools manufactured by DeWalt, a division of Black & Decker, which was launched in May of this year.

Under the arrangement with A123, our sales are dependent on the successful sell through of the power tools and the accompanying spare batteries. I am pleased to report that sales under this program have exceeded our original forecast and A123 Systems requested first a 25% in our production rates in July followed by a request for another 20% production increase in our monthly production in August.

We recently expanded our relationship with A123 Systems. Previously, we sold them lithium phosphate cells, which were then assembled into a battery pack at another supplier. We plan to begin assembling the full battery packs for sale to A123. We believe that this is a win-win scenario for both A123 and BAK. We expect that A123 should benefit from logistics and freight cost savings, and we expect the battery pack sales to increase our unit selling price. We have already begun construction of the battery pack assembly line and expect to see an impact on our financial results in fiscal 2007.

Next, we’d like to comment on the status of our laptop cell business. We have installed an automated cylindrical lithium-ion cell production line. Our production line employs advanced technologies and automation for the manufacture of consistently high-quality cylindrical battery cells for laptop computers. We began trial production on this line in April and began commercial production in July.

The benefit of our automated manufacturing capability is a level of process control, manufacturing repeatability and product consistency that beneficially impacts quality, cost and product safety. Now that we have the capacity, we’ve turned our attention to securing customer orders to fill that capacity. On July 20th, we held a product announcement conference in Shanghai, China, which was attended by 35 prospective laptop customers. We have hosted a number of visits to the facility for prospective customers, each of whom has the ability to purchase large volumes of laptop cells from us. We are currently in active negotiations with a number of qualified customers.

In our previous conference calls, we had discussed the fact that we’ve been increasing automation on several of our mobile phone cell assembly lines. We believe that these enhancements allow us to compete for business from the premiere cell OEMs, the so-called tier one OEMs, on the basis of superior quality through process reliability and control in a factory that is structured for low-cost production.

This belief was recently validated when we were approved as a supplier to BenQ-Siemens, who we believe is the fourth largest manufacturer of cell phones in China. We are currently negotiating with BenQ-Siemens on the business arrangement, but clearly this is a significant progress item for us in the tier one OEM space.

In sum, we are encouraged by our success in reaching our longer-term goals. Our business fundamentals are more than intact. Specifically, we are pleased with the progress made in the OEM channel, which represents a strategic focus for us in the future while establishing manufacturing infrastructure for the production of new products for higher quality product lines adversely impacted our margins in the near-term. We believe these products will contribute to greater profitability as we scale the volume production.

We believe that the opportunity for profitable growth remains attractive in the lithium-ion segment. We fully intend to position BAK as a global leader in technology, quality, product safety and cost. Now I’d like to turn our attention to the financials. All of the numbers that I will be reviewing this morning will be stated in U.S. dollars. I would like to remind everyone that the company’s fiscal year ends September 30th and the results we’ll be discussing today are for the quarter ended 45 days ago on June 30, 2006.

Our company revenues, operating income and net income increased from the comparable period last year. We reported revenues of $33.4 million for the third quarter, an increase of 38.3% over the third quarter 2005 revenue of $24.2 million. On a sequential basis, revenues were down

$12.6 from the quarter ended March 31st. As I’ve said before, this was due to a decline in sales of steel and aluminum case battery cells in the quarter, which declined 35.5% and 26.3% respectively from the second quarter of fiscal 2006.

These declines were offset by strong growth in sales to China BAK’s other areas. Sales of high-power lithium phosphate sales increased two-fold from the second quarter and comprised 22.3% of our total revenues. Our revenue mix has been improving with more of our revenues coming from OEM customers. Our top five customers generated nearly 50% of our revenues in the quarter and A123, as our largest customer, contributed over 22% of total revenues this quarter.

Gross profit for the quarter was $8.5 million, up 29.6% from a year ago, but down 30.6% on a sequential basis. Gross margin was 25.4% for the third quarter as compared to 27.1% a year ago and 32% in the second quarter of fiscal 2006. As I mentioned previously, this decline was due to lower than expected revenues that resulted in unabsorbed manufacturing expenses, combined with an increase in fixed expenses for manufacturing capacity of new products, which are in their early stages of volume ramp up.

Operating expenses totaled $3.5 million during the third quarter, up 31.3% from $2.7 million in the third quarter of 2005. This includes one half a million dollars for share-based compensation expenses related to the adoption of FAS 123R and costs associated with being a public company.

Research and development expenses also increased during the quarter, reflecting additional staff as well as higher depreciation expenses related to our investment in automating our production lines. Operating income for the third quarter was $5 million, an increase of 28.5% over operating income of $3.9 million reported a year ago, but down 40.7% from the second quarter of fiscal 2006. Operating margin for the third quarter was 15% as compared to 16.2% in the third quarter of fiscal 2005.

Our net income grew to $4.7 million, which was an increase of 33.6% over the $3.5 million reported during the third quarter of fiscal 2005. Diluted earnings per share for the third quarter of fiscal 2006 were $0.09 compared to $0.09 per diluted share in the year ago period.

Turning to the balance sheet, as of June 30, 2006, we had $6.3 million in cash and our working capital was $15 million, reflecting a current ratio of 1.12:1. Accounts receivable increased to $57 million or 156 days outstanding from the $43.9 million or 150 days outstanding for the fourth quarter of our fiscal year-end. DSOs for the quarter ended March 31st were 138 days. We have a team in the facility in China that is working towards improving our days outstanding and receivables.

As in the past, let me provide some more detail here. Gross accounts receivable were $59.2 million as of June 30th with a reserve of $2.3 million or 3.9% of total receivables for a net balance of $57 million. There were 12 customers with individual balances of one million dollars or more and this comprised 54% of the aging. Sixty-one percent of the total aging is due within 90-days and another 30% is due within the next 90-days. The reserve covers approximately 92% of receivables older than 270 days. All of these statistics are very similar to those as of the period ending September 30, 2005.

Inventories increased by $30.9 million from the historically low levels at fiscal year-end. Inventory turns were 1.9 times this quarter compared to 3.3 times in the fourth quarter of last fiscal year and 2.3 times in the quarter ended March 31st. The decline in inventory metrics was driven by the lower than expected sales in the quarter. We fully expect to improve these metrics in the future.

Property plant and equipment totaled $90.9 million as of June 30, 2006. We had approximately 10,740 employees at the end of the quarter, up slightly when compared to a year ago. Our total debt stood at $53.2 million and shareholders’ equity totaled $109 million. As of June 30, 2006, we had approximately $28.2 million available under a short-term credit facility. That concludes my comments on the financials.

In closing, I’d like to say that while our third quarter results were not what we had anticipated, we believe we have made significant progress towards improving our operations and our longer-term results. We believe that we are strategically positioned to capture opportunities in the global battery marketplace by leveraging our highly efficient, high output manufacturing and growing our presence with new OEM end-markets in innovative products that will support higher margins.

As we have said to you several times in the past, our core strategy consists of applying advance technology in a factory setting, which is, by structure, low cost. In our view, our outlook for the fourth quarter is positive and our prospects for new business remain strong. We believe we are well positioned to further expand our sales in the tier one OEM space. We believe that the qualification of BenQ-Siemens is just the start for us. The relationship with A123 continues to develop and evolve. As I mentioned before, we are also confident in the growing business on laptop computer cells.

In the coming quarter, we expect a stronger showing from the replacement battery market and continued improvement in our OEM segments. We also expect sales of our cylindrical cells for laptop computers to gain traction. We also anticipate our costs will improve, particularly in the production of power tool cells.

Thus, our guidance for the year remains unchanged. We expect our fiscal 2006 net income to be approximately $24 million. While this employs a very strong snapback in the fourth quarter, volumes and profitability, everything that we are seeing at this point in the quarter gives us confidence that this is a realistic goal. With that, I’ve concluded. I will open your call to questions. I’d like to ask today to limit the questions please to one question and one follow-up so we have enough time for everyone who wants to make a query. Operator?

Coordinator	Your first question comes from the line of Barry Kit. Please proceed.

B. Kit	Good morning, Jim. Thanks for doing a great job on the opening statement there. Jim, in the laptop cells, what is the current capacity per month and how many lines does that comprise? Is there the opportunity to expand capacity should you land some of the OEMs that you’re talking to?

J. Groh	To your question on the laptop capacity, Barry, we disclosed it. It’s about two million cells per month. I just want to provide the caveat that a laptop computer battery uses either 6, 8 or 12 cells per battery. We just make the cells. We have the capacity for two million pieces a month.

We currently have an anode and a cathode coding line, as well as automated finishing equipment. That all resides in a clean room environment. There is plenty of space for the expansion of capacity. The way the company has kind of planned to evolve is oftentimes we’ll put up physical infrastructure that remains vacant until we see the whites of their eyes and additional growth opportunity. So yes, the company fully expects to grow that business and has a, let’s say, a migration plan of capacity expansion that will be executed over the next several quarters.

B. Kit	What would the general pricing be for a cell?

J. Groh	An average cell price, and it depends on power and capacity and size, but it’s about $2 to $2.50 depending on product configuration and purchase volume by the prospective customer.

B. Kit	So that would be—

J. Groh	Yes, average $2.25 would be good.

B. Kit	So it would be about $13 million a quarter at two million cells per month at $2.25.

J. Groh	Correct.

B. Kit	And you can expand from there.

J. Groh	Yes.

B. Kit	Okay. Thank you, Jim. I appreciate it.

J. Groh	Sure. My pleasure.

Coordinator	Your next question comes from the line of Mark Tobin. Please proceed.

M. Tobin	Jim, just looking for a little more color on the weakness during the quarter and the specific steps that you’ve taken to remedy the situation.

J. Groh	Okay. Well the weakness in the quarter, and I’ll reiterate the comments I made before if I wasn’t clear in it. Clearly, the company felt the seasonality of demand much more this year than they have at any time in the past. In our postmortem of analyzing the situation, Mark, previous years we saw drops quarter-to-quarter of 4%, 5% and 6% and why was it so dramatic this year, especially in the replacement battery space.

It became clear to us in looking at it that in previous years, we had no excess capacity. We were selling all we could make. So if there was a drop off in customer demand, we just didn’t feel it. We were doing spot sales to other customers or our customers were delighted to take more product from us.

Since we had adequate capacity this year for really the first time in the company’s history, what we found was our sales were totally dependent on demand from our customers. When their orders from us went soft, there weren’t a lot of other places for us to sell that capacity out because we had a ton of extra capacity. So therefore, the impact and the seasonality.

Also, and I’ll tell you, it’s something that I’ve experienced a couple of other times in my career. I think if you haven’t sat inside of it, it’s hard to grasp what’s going on. The channel reduces inventories. As I said before, we don’t have any hard channel data. But the natural reaction of somebody who was buying a product from you that’s a critical component of their manufacturers, they can never run out. BAK has a reputation with replacement battery manufacturers of being both a quality and safety leader as a low-cost manufacturer.

So the manufacturers of the finished battery packs were buying the cells from us. They, when ordering from us, would have to forecast what their demand was and hope that they were right. Well knowing full well we couldn’t supply any emergency product and in fact, my old boss used to use the term, “They would hoard it before the hoarders would.” We think that a lot of our customers built fairly substantial safety or contingency inventories, more than they thought that they would need in case they had a spike in demand.

As we have brought on capacity and our sales guys are banging on the doors for more orders and we’re able to— Henry Mao told me the other day, we’re now able to take an order and in an emergency, take it in the morning and ship it in the afternoon. We’ve demonstrated to the marketplace that they should feel pretty secure about getting all they want from us.

We think that the natural things that companies do is they reduce their safety stock inventories. We think that that also had affect on the quarter. When that usually happens; it’s a two to three month adjustment. As I also commented, we saw our incoming orders in July. We’re feeling pretty good about what happened in July. From our view going forward, we think that that’s behind us.

M. Tobin	As far as just better synchronizing your production activity, really I’m looking at the inventory ramp that occurred during the quarter. Are there steps that can be taken to—

J. Groh	I think the step that can be taken is not a tactical one in the short-term because the replacement battery market is only going to order from us what they need. I think it’s more of a strategic view. As more of our revenues come from the folks like BenQ-Siemens and A123, those are more made-to-order products. We will have more visibility and more of a backlog. It’s a difference between selling dealers versus selling OEMs. OEMs do give you greater purchase visibility and there’s a greater horizon from which they will purchase in.

M. Tobin	Okay. Thank you.

J. Groh	You’re welcome.

Coordinator	Your next question comes from the line of Brian Kowalczyk. Please proceed.

J. Groh	Are you there, Brian.

B. Kowalczyk	Yes, I’m here. Sorry about that. Just looking for a little bit more color on the expanded relationship it looks like with A123. Can you help me understanding maybe previously what you were doing and where you see yourself going in the future with the new line?

J. Groh	Okay. Sure. I’ll make a couple of comments. I had a few of you folks that we’ve talked to about the A123 business. At times we said— When we were first getting into it, it was so exciting and we were talking about DeWalt power, high-power application, being cordless, corded power without the cord and what breakthrough this was and how happy and delighted at it. I made the comment, though.

But from one perspective, this business drives us nuts. You say, “Well, how could you say something like that?” Well, in a lot of our businesses, we have other places we could sell the product. But we are so totally dependent on the sell through of the DeWalt power tools. If they’ve misforecasted, they could turn to us and say, “Guy, we’re not selling these things. They’re not the big hit we thought they would be. So we don’t need any cells from you for a few months.”

The opposite has happened. They came to us and they said they were selling faster than they had forecasted. They were strongly urging us, our customer A123 was strongly urging us to very quickly increase our production output - get more people, get more resources, get more materials and get them more cells. I reported it happened in July and then there was another recasting of the plan in August. They want us to increase capacity.

So as far as the relationship on the power tool business with the cells we’re selling now, that’s kind of what happened. So we’re starting to see the whites of their eyes a little bit more on how big this is going to be. We’re real happy and real happy to report it’s exceeding our expectations.

On what’s going on between, I mentioned that the relationship is evolving between the two companies. We sell the cell and if you see the cell, it looks like an ultra-huge AA battery. It’s a cylindrical cell. It’s very large and it’s a custom product we sell to them. Ten of those cells get assembled into a battery pack, which is what drives the power tool. So when you see the power tool that hangs on the full-format DeWalt circular saw, that has ten of our cells in it.

We are going to begin manufacturing the battery packs for A123 in our facility, which will mean we’re going to have a higher value sale, a higher price sale per unit because we’ll be doing the whole assembly and in this higher power application that the whole assembly and safety circuitry and all that. It’s not a trivial thing. So it’s a good piece of business. We’re not disclosing how much more value there is in the sale because we just think that that has too much competitive intelligence that a lot of folks would like to know what we’re charging for that service. So we’ll have to avoid disclosing any finite dollars and cents on it, but I can tell you it’s a good thing for the company. We’re going to get more per unit of what goes out the door on an already very exciting program.

B. Kowalczyk	Well congratulations. It sounds like not only are the units in terms of the cell production above expectation per your comments. But obviously understanding why you don’t want to release the information for competitive purposes, but more units and more dollars per unit - whatever that might be - can only be a good thing.

J. Groh	You’re right. Thank you.

B. Kowalczyk	Thanks, Jim.

Coordinator	Your next question comes from the line of Bill House.

B. House	Good morning, Jim. A couple of questions here. When we were over in China in May to get a tour of the plant, we saw several proprietary pieces of equipment and prototypes that had been installed and that BAK was testing to significantly reduce labor in the manufacture and assembly, the processes. Could you talk to us a bit about how those programs are going and progressing?

J. Groh	Yes, we can. The progress has been substantial. If you don’t mind, Bill, I’m just going to give a moment of background here for folks who might not be familiar. We’ve hosted several tours of the facility. To everybody on the call, if you ever find yourself in Shenzhen, China, we’d love to arrange for you to see the facility because we think folks will find it a fairly impressive factory.

One of the things in one of our tours, we had a group from Roth Capital that was touring, a group of investors. We showed the group some prototype equipment. It was slitting equipment and winding and finishing equipment that basically was automating the production of cells for mobile phones. The automation, first and foremost, was to give a level of process reliability and a level of manufacturing repeatability that was measurable and demonstrable.

So when we were calling on tier one OEMs, we could say this has a very direct impact in product cell safety. We’ve all been reading about lithium-ion the last few weeks and product safety. It’s a big issue. So we had designed this equipment to automate the process and, as I say, give measurable improvements and process repeatability. So we could bang on the OEMs doors and say not only are we the low-cost manufacturer, but we believe we have a level of product safety that’s unheralded. Here’s why because we have this manufacturing repeatability.

So the folks who had done the tour had seem some equipment, some prototypes. I was just in the factory last week. We’ve taken a section of a new building and we’ve installed several of those pieces of equipment and have basically set up an OEM production line. I’ve talked before about we have some of these new production lines coming on that are not fully utilized at the outset, which of course you wouldn’t expect. That specifically is this OEM quality, highly automated manufacturing processes.

I’ll tell you, Henry Mao, last week when I was seeing our chief operating officer, told me that this capability, when demonstrated to BenQ-Siemens played very heavily in their qualification of us as a supplier, which is a huge breakthrough for us. We’ve now shown that we can ... to tier one OEMs with our quality and we think that it bodes well for our competitiveness with all the others we’re pursuing.

B. House	That’s great color, Jim. Just a quick follow-up. You mentioned a bit about some of the safety concerns out there with regard to particular manufacturers, lithium-ion laptop batteries. I know you just installed some new capacity or CBAK has and they’re looking to try to kick the door in there. Can you talk a bit about the laptop capabilities at CBAK and whether there’s an opportunity there for you?

J. Groh	Sure, Bill. I’m going to be real careful in the comments here because product safety is— We’ve already read about kind of the Sony issue with Dell and we read that safety on lithium-ion technology is becoming a concern.

I can tell you, under our chief operating and chief technical officer, Dr. Mao, product safety has been a very primary concern. In the design of our laptop manufacturing line, we have automated the processes and/or built these processes for manufacturing consistency that we believe give us tremendous safety advantages.

So I guess from the standpoint of product safety being raised as an issue, we think that it’s a great thing that the industry is concerned about safety and our potential customers are going to be concerned about safety. We think that’ll play to our strength. If you look at our laptop manufacturing line, we have coding machines that are a half of a football field long where the Web travels on a cushion of air so that there’s no possibility of any degradation of the surface of the coding on the substrate. We have automatic slitting machines. We have clean room filling and assembly conditions where everything is automated.

So that plays to us as not only a very competitive cost position, but inconsistency in product or inconsistency in manufacturing can play into safety issues. If I could, I’d like to ask Henry. I know you’re on the line. Assuming you’re with us, would you like to make any comments on product safety and kind of your view of what BAK is doing on product safety in laptops and cell phones?

H. Mao	Hello.

J. Groh	Hello, Henry.

H. Mao	Yes, Henry is here.

J. Groh	Beyond what I just said, would you like to provide your thoughts on product safety at BAK?

H. Mao	Yes. I think it’s two-fold. Number one is we have to fundamentally understand the cell chemistry. We analyze the cell safety from its chemistry, from its thermodynamics and all the processes. We have careful designing. We have many design guide rules to lead into a safe cell.

Also, we have extensive tests and labs to test all the cells. Many of them exceed industry standards. Number two, we use production, we use automation to make sure that there’s a minimal amount of variables in this production to largely increase our product consistency. So far, we haven’t seen any incidence of fire on our laptop cells. So that’s what we are doing.

Production automation and a fundamental understanding in the cell chemistry and extensive testing is our means to ensure cell safety. Safety is our top, top priority for all products. I hope I answered your questions.

B. House	Yes, thank you. I want to thank you, Jim and of course, thank Mr. Li, Mr. Han and Mr. Mao for it and best wishes on continued success. I appreciate it.

H. Mao	Thanks.

J. Groh	Thanks, Bill.

Coordinator	Your next question comes from the line of Wilson Yeagley.

W. Yeagley	Good morning, Jim. Could you expand on that just a little bit? Obviously, our cost is better for laptop batteries than our competitors in Japan and Taiwan and I assume also in Korea. With Sony’s problems here on crimping that led to their recent recall with Dell, do you know enough or does Henry know enough about the processes, the manufacturing processes at Sony and compare it to what our newer, I assume our newer - I mean it’s a brand new line - newer processes are?

J. Groh	So Wilson, if I understand your question is to draw a comparison between our manufacturing capabilities and the Sony capabilities that resulted in the problem?

W. Yeagley	Yes, exactly. I mean obviously, ours is a brand new line. Sony’s been producing this product for years. I assume ours is the newest technology. Could you contrast the manufacturing methodology between the two if we happen to know that?

J. Groh	I think we don’t. Plus, because we know this issue is going to come up and I hope you’ll be understanding of us; under advice of counsel, we can’t make any comments on Sony or why they might have had the problem or any of those things. But Henry, would you like to maybe make a couple of comments here about some of the innovations that we’re doing in our manufacturing of the laptop computer cells? As an engineer, I found the whole thing pretty impressive, especially like the floating webs and some of the things. But how about making a comment on some of the specific steps we’ve taken in the automation to eliminate variability?

H. Mao	Well, in the processes, we’re starting with Japanese mixers to make sure all the material mix well and are dispersed well. Also, we use the best Japanese coding machines. We have to evenly distribute the coating material on the Aluminum or copper foils so we won’t have any uneven surface. Also, we use Japanese slitters to make sure we have the sharpest cut without any burs, that a bur could cause internal shortage.

Also, we use Japanese fully automated winding machines to prevent any misalignments and any other defects in the winding process. After that, we also use Japanese imported equipment for cell assembly, among them are winding machines and electrolyte filling machines. We weigh cells before and after the electrolyte filing, and after that, we use 100% X-Ray checking. So we check each piece of cell before we go to the aging process.

Also, we do extensive aging to make sure any cells are safe before we ship. So that’s the processes, the measures that we take. Also before we ship, we also do a lot of extensive safety tests like thermal abuse test, mechanic abuse test. We make sure that all cells pass all these tests before we ship. So all these measures are for one purpose - to make safe and a consistent cell.

J. Groh	If I could just add to what Henry said, the winding, the filling equipment, the slitting equipment is all in controlled environments and the winding and the filling is basically clean room conditions where people are wearing bunny suits. Foreign matter in the battery cell could be an issue. It’s not only automated, but automated and clean.

W. Yeagley	Jim, that’s helpful, and thank you, Henry. Jim, thank you for a well prepared call here.

J. Groh	Thank you, Wilson.

H. Mao	Thanks.

Coordinator	Your next question is a follow-up from Barry Kit. Please proceed.

B. Kit	Just a quickie, Jim. BenQ-Siemens. Of course, everybody knows Nokia and Motorola. But where does BenQ-Siemens rank in terms of size, do you think?

J. Groh	There’s a little bit of conflicting market data. But Barry, they’re in the top five in China as far as the cell phone business. There’s some data suggesting that they’re number four. So this is a very technically demanding OEM in terms of technical demands that is on a par with the Motorolas and the Nokias and the others of the world. We hope this is one in a row in successes with the multi-national OEMs.

Just some background on BenQ. In our conversations last week, Henry told me that BenQ is a very close second to the company Acer that I think we all know about, headquartered up at Taiwan, is an electronics manufacturer. They make lots of electronic products. As I say, they are a first-class sourcing organization. So we’re delighted to be able to announce an approval of our products by them.

B. Kit	So does that mean, Jim, that there’s a possibility of selling them other types of batteries?

J. Groh	Oh, gosh. I’m going to refer to Dr. Mao on that.

H. Mao	Hello.

J. Groh	Henry, the question is beyond cell phone batteries, is there a possibility we might get other business from BenQ?

H. Mao	Yes. Actually, BenQ is a big electronics production company. They make laptop computers, digital cameras, cell phones of course and a lot of electronic products. So we think we have a good chance to spread ourselves to all other consumer goods.

B. Kit	If I may just ask one follow-up to that; going over to the laptop side, your factory, it’s up. It’s running. It’s ready to take big orders. Why would a laptop manufacturer choose China BAK over existing suppliers? Is it just price? Is there some way for you to get across the fact that you’re higher quality? How do you show that? I know you said you’ve had tours, etc. But is it reasonable to assume that by the end of the year, we might have customers in that line?

J. Groh	Let me answer your first questions. I’ll start this one and if Henry wants to hop in, but I have to talk about him a little bit. I think there’s a few reasons why they would pick us. Clearly it’s competitive cost. But it’s competitive cost— Thematically, it’s what BAK’s all about at very high technology. Several of the customers that Dr. Mao has been working with at the facility have their own series of safety tests, have their own series of inspections.

So not only is there no trade off, but when a manufacturer is going through their whole procurement process and facilities validation, they have a technical group in Dr. Mao and his team that can fully support them. We’re not asking for anyone to trade off in anything. Rather, I think that it’s an advantage.

I think that manufacturing processes that they’ve installed, which are state of the art or we believe they’re state of the art and very innovative will play to the whole area of cell safety. That is an advantage for us. So it’s cost technology and quality, Barry. Those three things. Are we hopeful to get customers by the end of the year? With good cost, good quality and good safety, we would hope to, but that’s getting into a prediction business. So we’re going to be real cautious so we won’t disappoint.

H. Mao	There’s another thing - logistics. Because currently, two-thirds of the world laptop computers are made in China according to the statistics. So most of the Taiwanese companies make all of these laptops in mainland China. They setup their factories inside Mainland China and they can get cells from inside China, localize their supply chain. That is not an advantage for them to buy all the cells from Japan or Korea.

J. Groh	Great point, Henry. Thank you.

H. Mao	Thanks.

B. Kit	Thank you, Jim. Thank you, Mr. Li, Mr. Han and Dr. Mao. I appreciate it.

H. Mao	Thanks.

Coordinator	Your final question is a follow-up from Brian Kowalczyk. Please proceed.

B. Kowalczyk	Just a follow-up on a couple of these points, Jim. You mentioned in your prepared remarks that the laptop line was going into kind of commercial production in July coming off of some trial runs. Can I infer that there are obviously then some maybe OEM or replacement level customers that you’re kind of in relationships with at this point in time?

J. Groh	Yes. Brian, we’ve made commercial shipments of the product and we have shipped and built in and invoiced it. It’s kind of an interesting thing to me. You see the production area is so huge. You’d like to be able to give samples out of, let’s say, a lab setting. But the only things that customers will consider evaluating from us are purchases of production quality products out of our mass production lines.

So some were selling folks where we’ve been qualified and others are buying evaluation lots of our product. But in any event, we are shipping and invoicing the product. It’s up and running and it’s running every day.

B. Kowalczyk	I understand. So it sounds like there’s some fuel there to add to the sequential revenue growth that we’re projecting. I’m trying to fill in the gap here and I see a couple of things. One, we’re starting to ramp cylindrical production for the laptops. Two, the high-power cell units look to be above forecast and they’ve asked you to increase your production there and at least through the first month or so of this quarter, we’re seeing a rebound in the replacement steel and aluminum categories. Is that a fair assessment of kind of the revenue ramp that we’re seeing?

J. Groh	That’s a very fair assessment. Just to reiterate what we said in the call, we’re very hopeful for what the laptops are going to do for us. They’ll be some contribution this quarter we hope and we fully intend to see a large-scale ramp up in that. The A123 high-power batteries, we’re delighted with that situation. We’re expecting a snapback in the replacement market. What we’ve seen in a quarter-to-date so far has not discouraged us from believing that.

B. Kowalczyk	Very good. Thanks for the call. Thanks for your detailed explanation. Nice job. I look forward to hearing from you next question.

J. Groh	Thank you. Well thank you, everybody. I think that wraps us up here. On behalf of everybody at the company, I have to tell you we really appreciate the support. We know that there were times this quarters that were painful for everybody. On the other hand, we’re very confident in the company’s future.

We had a great session last week where not only was management there, but we had our independent board of directors attended for a board meeting last week for some very fruitful discussions of the longer-term strategy of the company. As I say, we’re all feeling pretty good about the prospects and the fundamentals of China BAK.

So with that, operator, I think we’ll conclude the call and we thank everybody for their attendance today.

Coordinator	Thank you for your participation in today’s conference. This concludes the presentation. Good day.